Exhibit 23.1

We consent to the use of our report dated February 7, 2003, (except for Note 7, as to which the date is September 8, 2003) with respect to the financial statements of Capitol Hotel, L.L.C., included in this Current Report on Form 8-K/A of LaSalle Hotel Properties dated September 18, 2003.

Altschuler, Melvoin and Glasser LLP

Chicago, Illinois

September 18, 2003

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